Filed Pursuant to Rule 433
                                                         File No.: 333-129918-01

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-129918. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

                          CSMCRED-2006C1-V7CPY.PX A1
                                   Yield Table

Current Balance            : $101,000,000                    :
Pass-Thru Rate             : 4.3670                          :
Accrued Days / Delay Days  : 21 / 14         Settlement      : 03/22/2006
                                             Factor Date     : 03/25/2006


                                   Prepayments
                   ------------------------------------------
                                              0.0% CPR
                                         --------------------
                         Price           Idx Sprd     ModDur
                   ------------------------------------------
                   97.50000      97-16     23.6        2.26
                   97.53125      97-17     22.2
                   97.56250      97-18     20.7
                   97.59375      97-19     19.3
                   97.62500      97-20     17.9
                   97.65625      97-21     16.5
                   97.68750      97-22     15.1
                   97.71875      97-23     13.7

                   97.75000      97-24     12.3        2.26
                   97.78125      97-25     10.9
                   97.81250      97-26      9.5
                   97.84375      97-27      8.1
                   97.87500      97-28      6.7
                   97.90625      97-29      5.2
                   97.93750      97-30      3.8
                   97.96875      97-31      2.4

                   98.00000      98-00      1.0        2.27
                   98.03125      98-01     -0.4
                   98.06250      98-02     -1.8
                   98.09375      98-03     -3.2
                   98.12500      98-04     -4.6
                   98.15625      98-05     -6.0
                   98.18750      98-06     -7.4
                   98.21875      98-07     -8.8

                   98.25000      98-08    -10.2        2.27
                   98.28125      98-09    -11.6
                   98.31250      98-10    -13.0
                   98.34375      98-11    -14.4
                   98.37500      98-12    -15.8
                   98.40625      98-13    -17.2
                   98.43750      98-14    -18.6
                   98.46875      98-15    -19.9
                   ------------------------------------------
                      Avg Life                   2.49
                   ------------------------------------------
                      First Pay               04/15/2006
                      Last Pay                07/15/2010
                    Prin. Window                  52
                   ------------------------------------------
  Spread Over : SWAPCURVE SWAP Curve(bp): 2 Yr 44.25; 3 Yr 42.75; 4 Yr 45.50;
    5 Yr 48.50; 6 Yr 50.25; 7 Yr 51.75; 8 Yr 52.75; 9 Yr 54.00; 10 Yr 55.25;

     Treasury Curve: 1 Yr 4.7580%; 2 Yr 4.7580%; 3 Yr 4.7870%; 5 Yr 4.7650%;
                          10 Yr 4.7400%; 30 Yr 4.7300%;

                          CSMCRED-2006C1-V7CPY.PX A1
                                   Yield Table

Current Balance            : $101,000,000                    :
Pass-Thru Rate             : 4.3670                          :
Accrued Days / Delay Days  : 21 / 14         Settlement      : 03/22/2006
                                             Factor Date     : 03/25/2006


                                   Prepayments
                   ------------------------------------------
                                              0.0% CPR
                                         --------------------
                         Price           Yield        ModDur
                   ------------------------------------------
                   97.50000    97-16      5.443        2.26
                   97.53125    97-17      5.429
                   97.56250    97-18      5.415
                   97.59375    97-19      5.401
                   97.62500    97-20      5.387
                   97.65625    97-21      5.372
                   97.68750    97-22      5.358
                   97.71875    97-23      5.344

                   97.75000    97-24      5.330        2.26
                   97.78125    97-25      5.316
                   97.81250    97-26      5.302
                   97.84375    97-27      5.288
                   97.87500    97-28      5.274
                   97.90625    97-29      5.260
                   97.93750    97-30      5.246
                   97.96875    97-31      5.232

                   98.00000    98-00      5.218        2.27
                   98.03125    98-01      5.204
                   98.06250    98-02      5.190
                   98.09375    98-03      5.176
                   98.12500    98-04      5.162
                   98.15625    98-05      5.148
                   98.18750    98-06      5.134
                   98.21875    98-07      5.120

                   98.25000    98-08      5.106        2.27
                   98.28125    98-09      5.092
                   98.31250    98-10      5.078
                   98.34375    98-11      5.064
                   98.37500    98-12      5.050
                   98.40625    98-13      5.036
                   98.43750    98-14      5.022
                   98.46875    98-15      5.008
                   ------------------------------------------
                      Avg Life                   2.49
                   ------------------------------------------
                      First Pay               04/15/2006
                      Last Pay                07/15/2010
                    Prin. Window                  52
                   ------------------------------------------


                                     Page 1